Filed Pursuant to Rule 424(b)(3)
                                                    Registration No. 333-112598



PROSPECTUS SUPPLEMENT NO. 1
TO PROSPECTUS DATED APRIL 21, 2004




                         CASUAL MALE RETAIL GROUP, INC.

                        $100,000,000 Principal Amount of
                   5% Convertible Subordinated Notes Due 2024
                                       and
          Shares of Common Stock Issuable Upon Conversion of the Notes
                                -----------------

      This prospectus supplement relates to the resale by the selling securityholders (including their transferees, pledgees or donees or their successors) of up to $100 million aggregate principal amount of 5% Convertible Subordinated Notes due 2024 issued by Casual Male Retail Group, Inc. and the shares of common stock issuable upon conversion of the notes.

      This prospectus supplement should be read in conjunction with the prospectus dated April 21, 2004, which is to be delivered with this prospectus supplement, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supercedes the information contained in the prospectus. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements to it.

      Investing in the notes or the common stock offered by the prospectus involves risks that are described in the "Risk Factors" section beginning on page 8 of the prospectus.

                                -----------------

      Neither the Securities and Exchange Commission, any state securities commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

                                -----------------

      The date of this prospectus supplement is May 28, 2004.

      The information in the table appearing under the heading "Selling Securityholders" beginning on page 46 of the prospectus is amended by adding the information below with respect to persons not previously listed in the prospectus, and by superceding the information with respect to persons listed in the prospectus that are listed below.

      The following table sets forth certain information as of May 17, 2004, except where otherwise noted, concerning the principal amount of notes beneficially owned by each selling securityholder and the number of shares of common stock that may be offered from time to time by each selling securityholder under this prospectus. The information is based on information provided by or on behalf of the selling securityholders. The number of shares of common stock issuable upon conversion of the notes shown in the table below assumes conversion of the full amount of notes held by each holder at an initial conversion price of $10.65 per share. This conversion price is subject to adjustments in certain circumstances. Because the selling securityholders may offer all or some portion of the notes or the common stock issuable upon conversion of the notes, we have assumed for purposes of the table below that the named selling securityholders will sell all of the notes or convert all of the notes and sell all of the common stock issuable upon conversion of the notes offered by this prospectus. In addition, the selling securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their notes since the date on which they provided the information regarding their notes in transactions exempt from the registration requirements of the Securities Act. Information about the selling securityholders may change over time. Any changed information given to us by the selling securityholders will be set forth in prospectus supplements if and when necessary.




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


                                                                                           Other
                                                                                           Shares of
                                                                                           Common
                                                                                           Stock
                                                                                           Beneficially
                                         Aggregate                         Shares of       Owned
                                         Principal                        Common Stock     Before the
                                         Amount of                         Issuable        Offering and
                                           Notes         Percentage of       Upon          Assumed to       Percentage of
                                        Beneficially         Notes         Conversion      be Owned         Common
                                         Owned and        Outstanding     of the Notes     Following the    Outstanding
 Name*                                    Offered             **              ***          Offering         ****
 -----------------------------          ------------     -------------    ------------     -------------    ------------

Argent Classic Convertible Arbitrage
Fund (Bermuda) Limited(1)                 3,880,000             3.9%        364,332          None              1.0%
Barclays Global Investors Diversified
Alpha Plus Funds(2)                         132,000             -            12,395          None               -
Dodeca Fund, L.P.(3)                        580,000             -            54,462          None               -
Forest Multi-Strategy Master Fund
SPC, on behalf of its Multi-Strategy
Segregated Portfolio(4)                     717,000             -            67,326          None               -


---------------------------

1    Henry Cox and Allan Marshall are the controlling shareholders of Argent
     Classic Convertible Arbitrage Fund (Bermuda) Limited. Argent International
     Management Company, LLC is the investment advisor to Argent Classic
     Convertible Arbitrage Fund (Bermuda) Limited with respect to the securities listed on the table. Nathanial Braun and Robert Richardson exercise voting and investment power over such securities on behalf of Argent International
     Management Company, LLC.

2    Forest Investment Management is the investment advisor to Barclays Global
     Investors Diversified Alpha Plus Funds with respect to the securities listed on the table. Forest Investment Management is wholly owned by Forest
     Partners II, the sole General Partner of which is Michael A. Boyd Inc.
     Michael A. Boyd is the sole owner of Michael A. Boyd Inc.

3    Convert Co., LLC is the General Partner of Dodeca Fund, L.P. Thomas Y. Roy,
     President and Chief Financial Officer of Inflective Asset Management LLC, exercises voting and dispositive power over the securities on behalf of Convert Co., LLC.

4    Forest Investment Management is the investment advisor to Forest
     Multi-Strategy Master Fund SPC, on behalf of its Multi-Strategy Segregated
     Portfolio with respect to the securities listed on the table. Forest
     Investment Management is wholly owned by Forest Partners II, the sole
     General Partner of which is Michael A. Boyd Inc. Michael A. Boyd is the sole owner of Michael A. Boyd Inc.


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


                                                                                           Other
                                                                                           Shares of
                                                                                           Common
                                                                                           Stock
                                                                                           Beneficially
                                         Aggregate                         Shares of       Owned
                                         Principal                        Common Stock     Before the
                                         Amount of                         Issuable        Offering and
                                           Notes         Percentage of       Upon          Assumed to       Percentage of
                                        Beneficially         Notes         Conversion      be Owned         Common
                                         Owned and        Outstanding     of the Notes     Following the    Outstanding
 Name*                                    Offered             **              ***          Offering         ****
 -----------------------------          ------------     -------------    ------------     -------------    ------------

HFR CA Global Opportunity Master
Trust (5)                                   122,000             -            11,456          None              -
Inflective Convertible Opportunity
Fund I, L.P.(6)                              20,000             -             1,878          None              -
LLT LTD(7)                                   60,000             -             5,634          None              -
Lyxor/Forest Fund Limited(8)                106,000             -             9,953          None              -
Relay 11 Holdings Co.(9)                     48,000             -             4,507          None              -
Sphinx Convertible Arbitrage SPC(10)         99,000             -             9,296          None              -

--------------------

5    Forest Investment Management is the investment advisor to HFR RVA Select
     Performance Master Trust with respect to the securities listed on the table. Forest Investment Management is wholly owned by Forest Partners II, the sole General Partner of which is Michael A. Boyd Inc. Michael A. Boyd is the sole owner of Michael A. Boyd Inc.

6    Inflective Portfolio Management, LLC is the General Partner of Inflective
     Convertible Opportunity Fund I, L.P. Thomas J. Roy, President and Chief
     Financial Officer of Inflective Asset Management LLC exercises voting and dispositive power over the securites on behalf of Inflective Portfolio
     Management, LLC.

7 Forest Investment Management is the investment advisor to LLT LTD with respect to the securities listed on the table. Forest Investment Management is wholly owned by Forest Partners II, the sole General Partner of which is Michael A. Boyd Inc. Michael A. Boyd is the sole owner of Michael A. Boyd
     Inc.

8    Forest Investment Management is the investment advisor to Lyxor/Forest Fund
     Limited with respect to the securities listed on the table. Forest
     Investment Management is wholly owned by Forest Partners II, the sole
     General Partner of which is Michael A. Boyd Inc. Michael A. Boyd is the sole owner of Michael A. Boyd Inc.

9    Forest Investment Management is the investment advisor to Relay 11 Holdings
     Co. with respect to the securities listed on the table. Forest Investment
     Management is wholly owned by Forest Partners II, the sole General Partner of which is Michael A. Boyd Inc. Michael A. Boyd is the sole owner of Michael A. Boyd Inc.


                                        4


                                                                                           Other
                                                                                           Shares of
                                                                                           Common
                                                                                           Stock
                                                                                           Beneficially
                                         Aggregate                         Shares of       Owned
                                         Principal                        Common Stock     Before the
                                         Amount of                         Issuable        Offering and
                                           Notes         Percentage of       Upon          Assumed to       Percentage of
                                        Beneficially         Notes         Conversion      be Owned         Common
                                         Owned and        Outstanding     of the Notes     Following the    Outstanding
 Name*                                    Offered             **              ***          Offering         ****
 -----------------------------          ------------     -------------    ------------     -------------    ------------

SPC(10)
Xavex Convertible Arbitrage(4)
Zurich Institutional Benchmarks
Master Fund, LTD.(11)                    216,000                -            20,282            None              -
Any other holder of Notes of future
transferee, pledgee, donee or
successor of any holder*****           1,906,000                -           178,973             -                -




-----------------------
*     Other selling securityholders may be identified at a later date.

      Certain selling securityholders are, or are affiliates of, registered broker-dealers. These selling securityholders have represented that they acquired their securities in the ordinary course of business and, at the time of the acquisition of the securities, had no agreements or understandings, directly or indirectly, with any person to distribute the securities. To the extent that we become aware that any such selling securityholders did not acquire its securities in the ordinary course of business or did have such an agreement or understanding, we will file a post-effective amendment to registration statement of which this prospectus is a part to designate such person as an "underwriter" within the meaning of the Securities Act of 1933.

10 Forest Investment Management is the investment advisor to Sphinx Convertible Arbitrage SPC with respect to the securities listed on the table. Forest Investment Management is wholly owned by Forest Partners II, the sole General Partner of which is Michael A. Boyd Inc. Michael A. Boyd is the sole owner of Michael A. Boyd Inc.

11 TQA Investors, L.L.C. is the investment advisor for Zurich Institutional Benchmarks Master Fund, LTD. with respect to 150,000 of principal amount of the securities listed on the table. Robert Butman, Managing Member of TQA Investors, L.L.C., exercises voting and investment power over such securities. However, Zazove Associates, LLC is the investment advisor to Zurich Institutional Benchmarks Master Fund, LTD. with respect to 2,050,000 of principal amount of the securities listed on the table. Gene T. Prelti exercises investment and voting control on behalf of Zazove Associates, LLC.

** Unless otherwise noted, none of these selling securityholders would beneficially own 1% or more of the outstanding Notes.

*** Assumes conversion of all of the holder's notes at our initial conversion rate of approximately 93.90 shares of common stock per 1,000 principal amount of the notes. This conversion rate is subject to adjustment as described under "Description of Notes--Conversion." As a result, the number of shares of common stock issuable upon conversion of the notes may change in the future. Excludes shares of common stock that may be issued by us upon the repurchase of the notes and fractional shares. Holders will receive a cash adjustment for any fractional share amount resulting from conversion of the notes, as described under "Description of Notes--Conversion."

**** Based on the 35,073,153 outstanding shares of CMRG as of January 31, 2004, none of these selling securityholders would beneficially own 1% or more of the outstanding shares following the sale of securities in the offering.

***** Assumes that any other holders of Notes, or any future transferees, pledgees, donees or successors of or from any such other holders of Notes, do not beneficially own any common stock other than the common stock issuable upon conversion of the Notes at the initial conversion rate.



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